Exhibit 10.34

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), made as of the [27th] day of [January, 2005] (the “Grant Date”) by and between The Wet Seal, Inc. (the “Company”) and                      (the “Participant”) who is a director who serves on the Board of Directors of the Company (the “Board”), evidences the grant by the Company of a stock award of restricted [Class A common stock] of the Company (the “Restricted Stock”) to the Participant and the Participant’s acceptance of the Restricted Stock in accordance with the provisions of The Wet Seal, Inc. 2005 Stock Incentive Plan (the “Plan”). The Company and the Participant agree as follows:

1. Basis for Award. The award of Restricted Stock is made under the Plan pursuant to Section 9 thereof for service rendered to the Company by the Participant.

2. Stock Awarded.

(a) The Company hereby awards to the Participant, in the aggregate, an award of [300,000] shares of [Class A common stock] of the Company (the “Award”) which shall be subject to the conditions and restrictions set forth in the Plan and this Agreement.

(b) Shares of Restricted Stock shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to such Restricted Stock. Notwithstanding the foregoing, if any certificate is issued in respect of such Restricted Stock, at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to this Award, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE [CLASS A COMMON STOCK] REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF [JANUARY 27, 2005], ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

If a certificate is issued with respect to the Restricted Stock, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the shares covered by this Award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such Restricted Stock, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law. During the period that the Participant holds the Restricted Stock, the Participant shall have the right to receive dividends on and to vote the Restricted Stock while it is subject to restriction, except as otherwise provided by the Plan. If the Restricted Stock is forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Restricted Stock to the Company and cooperate with the Company to reflect such forfeiture. By accepting this Award, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

(c) Except as provided in the Plan or this Agreement, the restrictions on the Restricted Stock are that prior to vesting as provided in Section 3 of this Agreement, the shares will be forfeited by the Participant and all of the Participant’s rights to such stock shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Stock made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise. Notwithstanding the foregoing, Participant may transfer the Restricted Stock to his Immediate Family Members (or to corporations, trusts, partnerships or limited liability companies established for the Participant and/or such family members); provided, that, (i) such transfer is for no consideration other than securities or other interests in such corporations, trusts, partnerships or limited liability companies, (ii) the Restricted Stock shall continue to be subject to the terms, conditions and restrictions herein and (iii) the transfer is effected through procedures established by the Committee from time to time.

3. Vesting. The restrictions described in Section 2 of this Agreement will lapse with respect to 33 1/3% of the shares of Restricted Stock (100,000 shares) on [January 27, 2006] and as to an additional 33 1/3% of the shares of Restricted Stock (100,000 shares) on [January 27, 2007] and 33 1/3% of the shares of Restricted Stock (100,000 shares) [January 27, 2008], provided the Participant is still a director serving on the Board of the Company on each of those dates. Notwithstanding the foregoing, if the Participant’s service as a director on the Board ceases before a Change of Control occurs or before public announcement is made of a proposed Change of Control that has been approved by the Board of the Company and thereafter occurs, (i) as a result of his death, (ii) due to his permanent and total disability (within the meaning of Section 22(e) of the Internal Revenue Code), (iii) due to his failure to be nominated or reelected as a director serving on the Board, (iv) due to his resignation at any time after the policy limit under the Company’s directors’ and officers’ liability insurance policy has been reduced (including without limitation, a reduction attributable to any claim paid or payable under the policy during the particular policy year) to an amount less than U.S.$35 million (being the amount of coverage in force on the date of this Agreement), or after the insurance policy has been cancelled or has expired without having been replaced as of the effective date of cancellation or expiration with a substantially similar policy with a coverage limit of at least U.S.$35 million or (v) due to any other reason acceptable to the Committee in its sole discretion (any of the foregoing, a “Termination Event”), all restrictions on any Restricted Stock that would have vested on the next [January 27th] to occur after such Termination Event shall lapse and the shares of Restricted Stock that would have vested on the next [January 27th] to occur after such Termination Event shall vest as of the date of the Termination Event, and all remaining unvested Restricted Stock shall be forfeited. If the Participant ceases to serve as a director on the Board for a reason other than a Termination Event at any time prior to the respective vesting dates, any shares of Restricted Stock that are unvested as of the date of such cessation of service shall automatically be forfeited. Upon the occurrence of a Change in Control, or upon public announcement of a proposed Change of Control that has been approved by the Board of the Company and thereafter occurs, in either case while the Participant is serving as a director on the Board, all restrictions on 100% of the then unvested Restricted Stock shall automatically lapse on the date the Change of Control shall be consummated and all of the Restricted Stock shall be vested. For purposes of this Agreement, the definition of Change in Control shall have the same meaning as provided in the Plan; provided, that, a Change in Control shall also include (a) the consummation of a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company or (c) a transaction or event that the Committee in its sole discretion determines to be a Change of Control for purposes of this Agreement.

4. Company; Participant. The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

(a) Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Restricted Stock may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

5. Adjustments. The Award may be adjusted as provided for in Section 12 of the Plan.

6. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Stock to the Participant hereunder, if the exercise thereof or the issuance or transfer of such Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company will take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Stock upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

7. No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue as a director or shall interfere with or restrict in any way the rights of the Company’s stockholders, which are hereby expressly reserved, to remove the Participant as a director at any time for any reason whatsoever, with or without cause. Except as provided herein, Participant acknowledges and agrees that the continued vesting of the Restricted Stock granted hereunder is premised upon his provision of future services with the Company and the vesting of such Restricted Stock shall not accelerate upon his termination of service for any reason except as specifically provided herein.

8. Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. In the event of an express conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Participant acknowledges that there may be adverse tax consequences upon the vesting of the Restricted Stock or disposition of the shares of Stock once vested, and that the Participant should consult a tax adviser prior to such time.

(b) Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

9. Taxes. The Participant agrees that, to the extent required by law, no later than the date as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the Stock covered by this Agreement, the Participant shall pay to the Company (in cash, or to the extent permitted by the Committee, Stock held by the Participant for at least six (6) months whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of the Participant’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock for which the restrictions shall lapse. The Participant and the Company acknowledge that under current law, the Company is not required to withhold from income earned by Non-Employee Directors of the Company.

10. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him at his address as recorded in the records of the Company. Notwithstanding the foregoing, at such time as the Company institutes a policy for delivery of notice by e-mail, notice may be given in accordance with such policy.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name:
Title:

PARTICIPANT

Name: